Exhibit 4.1

December 30, 2021

Priam Capital Fund II, LP

c/o Priam Capital Associates, LLC

445 Park Avenue, Suite 1401

New York, NY 10022

Patriot Financial Partners II, L.P.

Patriot Financial Partners Parallel II, L.P.

c/o Patriot Financial Partners II, LP

Four Radnor Corporate Center, Suite 210

100 Matsonford Road

Radnor, PA 19087

Re:	USCB Financial Holdings, Inc.

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Investment Agreement (the “Investment Agreement”), dated February 19, 2015, between U.S. Century Bank, a Florida banking corporation (“USCB”), Priam Capital Fund II, LP (“Priam”), Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. (together with Patriot Financial Partners II, L.P., “Patriot”).

In connection with the reorganization of USCB (the “Reorganization”), pursuant to which each outstanding share of USCB Common Stock (as defined below) will be converted into one share of the corresponding Parent Common Stock (as defined below), with the result that USCB will become a wholly-owned subsidiary of USCB Financial Holdings, Inc., a Florida corporation (“Parent”), Parent, USCB and the Large Investors are entering into this agreement (this “Side Letter Agreement”) and, as such, the parties hereto acknowledge and agree that, upon the effectiveness of the Reorganization (the “Effective Time”), this Side Letter Agreement shall supersede and replace the obligations of USCB set forth in Sections 6.3, 7.4, 7.11, 7.13, 7.14, 7.15, 7.19 and 7.20 of the Investment Agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, the provisions of Article X of the Investment Agreement will not be affected by this Side letter Agreement and shall remain in full force and effect in accordance with its terms.

1. Certain Definitions. In addition to capitalized terms defined elsewhere herein, for purposes of this Side Letter Agreement, the following terms shall have the following respective meanings:

(a) “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control,” “controlling,” “controlled by” and “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(b) “BHC Act” means Bank Holding Company Act of 1956, as amended.

(c) “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of Florida or the State of New York are authorized or obligated by Law to close.

(d) “CBCA” means the federal Change in Bank Control Act, 12 U.S.C. 1817(j), as amended, and the rules and regulations issued thereunder.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(f) “FDIC” means the Federal Deposit Insurance Corporation.

(g) “Federal Reserve” means The Board of Governors of the Federal Reserve System.

(h) “Florida OFR” means the State of Florida Office of Financial Regulation.

(i) “GAAP” means generally accepted accounting principles in the United States, consistently applied over the period involved.

(j) “Governmental Authority” means any federal, state, local or foreign government or any other governmental, legislative, judicial, arbitral, administrative, executive or regulatory authority (including any Regulatory Authorities), instrumentality, agency, commission, body, court or other governmental entity, self-regulatory organization or any Taxing Authority.

(k) “Large Investor” means each of Priam and Patriot. For purpose of this definition, this Side Letter Agreement shall be deemed to be a “stock purchase agreement” within the meaning of Article X, Section A.6 of Parent’s Articles of Incorporation.

(l) “Law” means any federal, state, county, municipal, local or foreign law, statute, ordinance, rule, regulation, Permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, Order, decree, injunction or other authorization.

(m) “Offering” means USCB’s offering in 2015 of an aggregate amount of: (i) 9,594,556 shares of voting USCB Common Stock; (ii) 12,009,480 shares of Class D non-voting, perpetual preferred stock, $1.00 par value per share; (iii) 6,121,052 shares of non-voting USCB Common Stock; and (iv) 52,748 shares of Class C non-voting, perpetual preferred stock, $1.00 par value per share.

(n) “Order” means any decree, injunction, judgment, order, decision or award, ruling, or writ of any Governmental Authority.

(o) “Organizational Documents” means, with respect to any Person, such Person’s articles of incorporation, articles of organization, charter, by-laws, certificate of incorporation, limited liability company operating agreement, partnership agreement or other similar organizational or constituent documents.

(p) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(q) “Parent Common Stock” means both the shares of Class A Voting Common Stock of Parent, $1.00 par value per share, and the shares of Class B Non-Voting Common Stock of Parent, $1.00 par value per share.

(r) “Parent Subsidiaries” means U.S. Century Bank, U.S. Century Real Estate Holdings, LLC, U.S. Century REH I, LLC, U.S. Century REH II, LLC, U.S. Century REH III, LLC, U.S. Century REH IV, LLC, U.S. Century REH V, LLC, U.S. Century REH VI, LLC, U.S. Century REH VII, LLC and Florida Peninsula Title LLC and such other entities that become Subsidiaries of Parent subsequent to the date hereof.

(s) “Regulatory Authority” means any Governmental Authority charged with the supervision or regulation of financial institutions or their holding companies or issuers of securities or engaged in the insurance of deposits (including the Federal Reserve, any Federal Reserve Bank, the Florida OFR and the FDIC).

(t) “Smaller Investor” means any Person that concurrently participated with the Large Investors in the Offering by entering into separate subscription agreements.

(u) “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner or a managing member, (b) such Person and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions or (c) such Person and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

(v) “Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means (a) all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including all net income, gross income, profits, gains, gross receipts, sales, use, ad valorem, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, alternative or add-on minimum withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (b) any liability pursuant to Section 1.1502-6 of the Treasury Regulations or comparable provisions of state, local or foreign Tax Law, any obligations under any contract with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Section 1.1502-6 of the Treasury Regulations or comparable provisions of state, local or foreign Tax Law) and any liability for Taxes as a transferee or successor, by contract, indemnity or otherwise, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

(w) “Taxing Authority” means any Governmental Authority charged with the administration of any Tax Law.

(x) “Tax Law” means any applicable Law relating to Taxes.

(y) “USCB Common Stock” means both the shares of Class A Voting Common Stock of USCB, $1.00 par value per share, and the shares of Class B Non-Voting Common Stock of USCB, $1.00 par value per share.

(z) “Voting Securities” means at any time shares of any class of capital stock of Parent that are then entitled to vote generally in the election of directors.

2. Governance Matters.

(a) Parent shall maintain its Board of Directors (the “Board of Directors”) at not less than five nor more than seven directors. At the Effective Time, Parent will promptly cause one person nominated by each Large Investor (each, a “Board Representative”) to be elected or appointed to the Board of Directors, subject to satisfaction of all legal and governance requirements regarding service as a director of Parent, which Board Representative shall initially be Howard Feinglass for Priam and W. Kirk Wycoff for Patriot. After such appointment, so long as a Large Investor and its Affiliates collectively beneficially own shares of Parent Common Stock representing 50% or more of the shares of USCB Common Stock purchased by such Large Investor in the Offering (as adjusted from time to time for any reorganization, including the Reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the capitalization of USCB or Parent), Parent will be required to recommend to its shareholders the election of such Large Investor’s Board Representative at each Parent’s annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of Parent, to the Board of Directors. If either Large Investor and its Affiliates collectively no longer beneficially own the minimum number of shares of USCB Common Stock specified in or calculated by the prior sentence, such Large Investor will have no further rights under Sections 2(a)-(d).

(b) Each Board Representative (including any replacement thereof) duly selected in accordance with Section 2(a) shall, subject to applicable Law, be one of Parent’s and Parent’s Nominating and Governance Committee’s nominees to serve on the Board of Directors at each of Parent’s annual meetings. Parent shall use its reasonable best efforts to have the Board Representative elected as a director of Parent at each of Parent’s annual meeting and Parent shall solicit proxies for each such person to the same extent as it does for any of its other nominees to the Board of Directors (and vote all unrestricted proxies in favor of the election of such Board Representative).

(c) Each Board Representative shall, subject to satisfaction of all legal, bank regulatory, securities listing and governance requirements, be appointed to two committees of Parent’s Board of Directors identified by the applicable Large Investor. Independent directors shall constitute at least 50% of the membership of any committee of which a Board Representative is a member.

(d) Subject to Section 2(a), each Large Investor shall have the power to designate its Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of such director, subject to satisfaction of all legal and governance requirements regarding service as a director of Parent. The Board of Directors will promptly take all action reasonably required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being Parent’s and Parent’s Nominating and Governance Committee’s nominee to serve on the Board of Directors, using all reasonable best efforts to have such person elected or appointed as director of Parent and Parent soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors).

(e) Parent hereby agrees that, from and after the Effective Time, for so long as a Large Investor and its Affiliates collectively beneficially own shares of Parent Common Stock representing 50% or more of the shares of USCB Common Stock purchased by such Large Investor in the Offering (as adjusted from time to time for any reorganization, including the Reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the capitalization of USCB or Parent), Parent shall, subject to applicable Law, invite a person designated by such Large Investor (each, a “Board Observer”) to attend meetings of the Board of Directors (and any meetings of committees of which the applicable Board Representative is a member or, if the applicable Large Investor does not have a Board Representative on the Board of Directors, such committees as agreed to between such Large Investor and Parent) in a nonvoting observer capacity; provided, that a Board Observer may only attend any such meeting if the applicable Board Representative is unable to attend such meeting or if the applicable Large Investor does not have a Board Representative on the Board of Directors on the date of such meeting.

(f) Each Board Representative shall be entitled to the same compensation and same indemnification in connection with his or her role as a director of Parent as the other members of the Board of Directors, and each Board Representative and Board Observer shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors. Parent shall notify the Board Representative and the Board Observer of all regular and special meetings of the Board of Directors and shall notify the Board Representative and the Board Observer of all regular and special meetings of any committee of the Board of Directors of which the Board Representative is a member. Parent shall provide the Board Representative and the Board Observer with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members of the Board of Directors.

(g) Parent acknowledges that each Board Representative (an “Investor Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Large Investor and/or certain of its Affiliates (collectively, the “Investor Indemnitors”). Parent hereby agrees (1) that it is the indemnitor of first resort (i.e., its obligations to each Investor Indemnitee are primary and any obligation of Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Investor Indemnitee are secondary), and (2) that it shall be required to advance the full amount of expenses incurred by each Investor Indemnitee and shall be liable for the full amount of all expenses and liabilities, in each case, to the extent legally permitted and as required by the terms of this Side Letter Agreement and the Organizational Documents of Parent (and any other agreement regarding indemnification between Parent and any Investor Indemnitee), without regard to any rights an Investor Indemnitee may have against any Investor Indemnitor. Parent further agrees that no advancement or payment by any Investor Indemnitor on behalf of any Investor Indemnitee with respect to any claim for which such Investor Indemnitee has sought indemnification from Parent shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Indemnitee against Parent. The parties hereto agree that the Investor Indemnitors are express third party beneficiaries of the terms of this Section 2(g).

(h) Parent hereby agrees that it shall not amend its Organizational Documents in a manner that adversely affects the rights or preferences of the Large Investors set forth in this Section 2.

(i) During the period during which a Large Investor is entitled to a Board Representative, such Large Investor shall also be entitled to a representative (the “USCB Board Representative”) on USCB’s Board of Directors (the “USCB Board of Directors”) and to a board observer (the “USCB Board Observer”) with respect to the USCB Board of Directors and the committees thereof to the same degree as provided in Sections 2(a)-(e). To the extent applicable, all the provisions of this Section 2 shall apply with respect to said USCB Board Representative and USCB Board Observer.

3. Access to Information.

(a) Parent agrees to disclose and to make available to the Large Investors all books, papers and records (in any medium) relating to the assets, properties, operations, obligations and liabilities of Parent (including, for the avoidance of doubt, the Parent Subsidiaries) as either Large Investor may reasonably request including, but not limited to, copies of all leases (with designation of any shareholders or principals of Parent or USCB that have an interest in the landlord) and abstracts thereof, budgets, financial statements, delinquency reports, CAM and real estate tax billings, surveys, environmental reports, title policies, environmental inspections, tenant sales reports, guarantor tax returns and personal financial statements, development plans and entitlements and building plans; provided, that nothing in this Side Letter Agreement shall require the furnishing of any information which by applicable Law may not be made available to the Large Investors, or any information which would place at risk the ability of Parent or its attorneys to claim attorney-client privilege or work product privilege with respect to any third parties (it being understood and agreed that the foregoing shall not limit disclosure of such information to a Board Representative of a Large Investor, unless the same considerations would apply to the Board Representative in his or her capacity as such); provided, further, that the parties shall make reasonable substitute disclosure arrangements in the circumstances in which the foregoing restrictions apply, including redacting applicable portions of information. Upon reasonable notice, Parent shall make the information described above in this Section 3(a) available to the Large Investors both during and after regular business hours. Notwithstanding anything in this Side Letter Agreement to the contrary, the Large Investors shall not have and agree not to seek access to any information or materials regarding the bids leading to the Investment Agreement and the transactions contemplated by the Investment Agreement and the Offering, or to any bid or offer between January 1, 2014 and the date of the consummation of the transactions contemplated by the Investment Agreement and the Offering to invest in USCB, regardless of the medium or format of such information and regardless by whom it is prepared.

(b) Each of the parties agrees that it shall, and shall advise its respective Affiliates and each of its respective officers, directors, employees, financial advisors, consultants and agents to, hold in strict confidence and not disclose, and not to use for any purpose other than the Large Investors’ investment in Parent Common Stock, any material information about each other, or any information relating to any past, current, or prospective customer or transaction with any Person (collectively, the “Subject Information”), whether written or oral, that the one party, its respective Affiliates and officers, directors, employees, financial advisors, consultants and agents receives from the other party or is made privy to, and which is not publicly available, including the terms of this Side Letter Agreement, except as may be required by Law or by any Governmental Authority; provided, that each party hereto shall be permitted to disclose Subject Information to the extent necessary for the enforcement of any right of such party arising under this Side Letter Agreement. Notwithstanding the foregoing, to the extent necessary to carry out the Large Investors’ investment in Parent Common Stock, each party may disclose Subject Information concerning the other party to its attorneys, accountants, financial advisors and other consultants, so long as such recipients agree or are required by rules governing their profession to keep such Subject Information confidential on the terms set forth herein, and Parent and USCB may disclose the terms of this Side Letter Agreement to their shareholders in seeking their vote in favor of the Reorganization. The term “Subject Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to the public, (ii) is obtained on a non-confidential basis from a source other than the party to which it relates, or (iii) is independently acquired or developed without violating any obligation under this Side Letter Agreement. The provisions of this Section 3(b) shall survive the termination of this Side Letter Agreement.

(c) Each of the parties shall, and shall cause its respective advisors and representatives to, conduct its activities under this Section 3 in such a manner that they will not unreasonably interfere with the normal operations, customers or employee relations of the other parties and their respective Subsidiaries.

4. Financial Statements. In addition to any other information requested in accordance with Section 3, Parent shall furnish to the Large Investors as soon as reasonably practicable after they become available, and in no event later than one Business Day after their delivery to the Board of Directors or Chief Executive Officer of Parent, (i) monthly unaudited consolidated financial statements of Parent and the Parent Subsidiaries (including balance sheet, income statement and statement of changes in shareholders’ equity), (ii) quarterly unaudited consolidated financial statements of Parent and the Parent Subsidiaries (including balance sheet, income statement and statement of changes in shareholders’ equity) and (iii) copies of any internal management reports prepared by Parent or any Parent Subsidiary relating to the foregoing or their respective business operations.

5. Matching Stock Rights.

(a) Each Large Investor shall have the right to, or shall at any time and from time to time, appoint an Affiliate of such Large Investor (who may or may not be a shareholder of Parent) that agrees in writing for the benefit of Parent to be bound by the terms of this Side Letter Agreement (any such Affiliate shall be included in the term “Large Investor”), to exercise the subscription rights set forth in this Section 5 (such Large Investor or such Affiliate, a “Subscription Entity”). If at any time following the Effective Time, for so long as such Large Investor and its Affiliates collectively beneficially own shares of Parent Common Stock representing 50% or more of the shares of USCB Common Stock purchased by such Large Investor in the Offering (as adjusted from time to time for any reorganization, including the Reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the capitalization of USCB or Parent) (before giving effect to any issuances triggering the provisions of this Section 5), Parent, at any time or from time to time, makes any public or non-public offering of any equity (including Parent Common Stock, preferred stock and restricted stock), or any securities or options that are convertible or exchangeable into equity or that include an equity component (such as an “equity kicker”) (including any hybrid security) (any such security a “New Security”) (other than (1) pursuant to the granting or exercise of employee stock options or other equity incentives to employees or directors pursuant to Parent’s stock incentive plans or the issuance of stock pursuant to any employee stock purchase plan, in each case in the ordinary course of equity compensation awards and to the extent approved by the Board of Directors, (2) issuances of any securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event, but solely to the extent such issuance is made to all holders of Parent Common Stock, in each case, approved by the Board of Directors and (3) issuances of Parent’s Class A Voting Common Stock in connection with the conversion upon transfer of shares of Parent’s Class B Non-Voting Common Stock, in accordance with the applicable provisions of the Articles of Incorporation of Parent), the Subscription Entity shall be afforded the opportunity to acquire from Parent for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that the Subscription Entity may elect to receive such securities in non-voting form) as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its proportionate Parent Common Stock-equivalent interest (with respect to each class of Parent Common Stock) and its proportionate interest in any other class of equity securities of Parent (including preferred stock) in Parent; provided, that such Large Investor shall not be entitled to acquire securities pursuant to this Section 5 if such acquisition would cause or would result in such Large Investor and its Affiliates, collectively, (i) being deemed to own, control or have the power to vote, for purposes of the BHC Act, the CBCA or other applicable Laws and any rules and regulations promulgated thereunder, 25% or more of any class of “voting securities” (as defined in the BHC Act and any rules or regulations promulgated thereunder) of Parent outstanding at such time (it being understood, for the avoidance of doubt, that no security shall be included in any such percentage calculation to the extent it cannot by its terms be converted into or exercisable for voting securities by the Subscription Entity or its Affiliates) or (ii) being deemed to own or control more than 33.3% of the total equity of Parent. Subject to the foregoing proviso, in the case of a class of equity securities being offered as New Securities that is other than Parent’s Class A Voting Common Stock or Class B Non-Voting Common Stock, the amount of such New Securities that the Subscription Entity shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number of such offered shares of New Securities by (y) the percentage of total equity of Parent held by such Large Investor and its Affiliates as of such date. For the avoidance of doubt, to the extent that Parent complies with its obligations pursuant to this Section 5 with respect to any securities that are convertible or exchangeable into (or exercisable for) equity securities of Parent, the Subscription Entity shall not have an additional right to purchase pursuant to this Section 5 additional securities as a result of the issuance of New Securities upon the conversion, exchange or exercise of such earlier issued securities (whether or not such Large Investor exercised its right to purchase such earlier issued securities).

(b) In the event Parent proposes to offer New Securities, it shall give the Subscription Entity written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing and other terms upon which Parent proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) no later than five Business Days, as the case may be, after the initial filing of a registration statement with the Securities and Exchange Commission (the “SEC) with respect to an underwritten public offering or after Parent proposes to pursue any other offering; provided, that for purposes of this Section 5, in addition to providing notice to the Subscription Entity in accordance with Section 10, Parent shall use its reasonable best efforts to effect actual notice to the Subscription Entity as promptly as practicable, including via telephone and/or electronic mail. Parent may provide such notice to the Subscription Entity on a confidential basis prior to public disclosure of such offering. The Subscription Entity shall have ten Business Days from the date of receipt of such notice to notify Parent in writing whether it will exercise such subscription rights and as to the amount of New Securities the Subscription Entity desires to purchase, up to the maximum amount calculated pursuant to Section 5(a). Such notice shall constitute a binding commitment by the Subscription Entity to purchase the amount of New Securities so specified at the price and other terms set forth in Parent’s notice to it and subject to other customary closing conditions. The failure of Subscription Entity to respond within such ten Business Day period shall be deemed to be a waiver of Subscription Entity’s rights under this Section 5 only with respect to the offering described in the applicable notice.

(c) If the Subscription Entity exercises its subscription rights provided in this Section 5, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place as soon as reasonably possible after the giving of notice of such exercise, taking into account the need to comply with applicable Laws (including receipt of any necessary regulatory or shareholder approvals). Each of Parent and the Subscription Entity agrees to use its commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of such New Securities, including calling a meeting of Parent’s shareholders to vote on any matters requiring shareholder approval in connection with the offer, sale and purchase of such New Securities (the “Subscription Proposals”), recommending to Parent’s shareholders that such shareholders vote in favor of any Subscription Proposals and soliciting proxies for approval of any Subscription Proposals.

(d) In the event the Subscription Entity fails to exercise its subscription rights provided in this Section 5 within said ten Business Day period, or, if so exercised, the Subscription Entity is unable to consummate such purchase within the time period specified in Section 5(c) above for any reason, Parent shall thereafter be entitled during the period of 60 days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 30 days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 5 or which the Subscription Entity does not or is unable to purchase, at a price and upon terms no more favorable to purchasers of such securities than were specified in Parent’s notice to the Subscription Entity. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 120 days from the date of the applicable agreement with respect to such sale. In the event Parent has not sold the New Securities or entered into an agreement to sell the New Securities within said 60-day period (or sold and issued New Securities in accordance with the foregoing within 30 days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 120 days from the date of said agreement)), Parent shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Subscription Entity in the manner provided above.

(e) In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f) Parent and the Large Investors shall cooperate in good faith to facilitate the exercise of either Large Investor’s rights pursuant to this Section 5, including securing any required approvals or consents.

(g) Notwithstanding the foregoing provisions of this Section 5, in the event that New Securities are to be offered or issued by Parent at the written direction of the applicable federal banking regulator of Parent, Parent may proceed to complete such issuance prior to the expiration of such time periods, so long as provision is made in such issuance such that subsequent to the time periods set forth in Section 5(b) and Section 5(c) either (i) purchaser(s) of such New Securities will be obligated to transfer that portion of such New Securities to any Subscription Entity properly electing to participate in such issuance pursuant to this Section 5 sufficient to satisfy the terms of this Section 5 or (ii) Parent shall issue an incremental amount of such New Securities to those Subscription Entities properly electing to participate in such issuance pursuant to this Section 5 sufficient to satisfy the terms of this Section 5.

6. Corporate Opportunities. Each of the parties hereto acknowledges that the Large Investors and their respective Affiliates and related investment funds may review the business plans and related proprietary information of any enterprise, including enterprises which may have products or services which compete directly or indirectly with those of Parent and Parent Subsidiaries, and may trade in the securities of such enterprise. Neither of the Large Investors, nor any of their respective Affiliates or related investment funds shall be precluded or in any way restricted from investing or participating in any particular enterprise, or trading in the securities thereof whether or not such enterprise has products or services that compete with those of Parent and Parent Subsidiaries. The parties expressly acknowledge and agree that: (a) the Large Investors, the Board Representatives, the Board Observers and Affiliates of the Large Investors have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as Parent and Parent Subsidiaries; and (b) in the event that a Large Investor, a Board Representative, a Board Observer or any Affiliate of a Large Investor acquires knowledge of a potential transaction or matter that may be a corporate opportunity for Parent or any of Parent Subsidiaries, such Large Investor, Board Representative, Board Observer or such Affiliate shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to Parent or any of the Parent Subsidiaries, and, notwithstanding any provision of this Side Letter Agreement to the contrary, shall not be liable to Parent or any of the Parent Subsidiaries or the shareholders of Parent for breach of any duty (contractual or otherwise) by reason of the fact that the Large Investor, Board Representative, Board Observer or any Affiliate of such Large Investor or related investment fund thereof, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to Parent.

7. Avoidance of Control. Notwithstanding anything to the contrary in this Side Letter Agreement or in any other agreement, neither Parent nor any Parent Subsidiary shall take any action (including any redemption, repurchase, or recapitalization of Parent Common Stock, or securities or rights, options or warrants to purchase Parent Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Parent Common Stock), in each case, (x) that would cause any Large Investor or any other Person to control one third or more of the total equity of Parent for purposes of the BHC Act or its implementing regulations, or (y) that would cause any Large Investor or any other Person to “control,” or be presumed to “control,” Parent under and for purposes of the BHC Act or any rules or regulations promulgated thereunder (or any successor provisions); provided, that Parent shall not be deemed to have breached this Section 7 if Parent or any Parent Subsidiary effects a redemption, repurchase or recapitalization and Parent has given such Large Investor the opportunity to participate in such redemption, repurchase or recapitalization to the extent of such Large Investor’s pro rata proportion on the same terms as the other participants in such redemption, repurchase or recapitalization and such Large Investor fails to so participate. In the event Parent breaches its obligations under this Section 7 or believes that it is reasonably likely to breach such an obligation, it shall promptly notify such Large Investor and shall cooperate in good faith with such Large Investor to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

8. ERISA Matters. Subject to Parent’s reasonable restriction on the use and disclosure of information and Parent’s right to limit such disclosure to comply with applicable Laws and to protect any attorney-client privilege, subject to Section 3, and without limitation or prejudice of any of the rights provided to the Large Investors under this Side Letter Agreement, each Large Investor and, at the written request of a Large Investor, each Affiliate of such Large

Investor that indirectly has an interest in the any shares of capital stock, voting securities or other equity interests of Parent or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of Parent through such Large Investor, in each case that is intended to qualify as a “venture capital operating company” (a “VCOC”) as defined in the U.S. Department of Labor Regulations codified at 29 C.F.R. Section 2510.3-101 (each, a “VCOC Investor”), will have customary and appropriate VCOC rights relating to inspection, information and consultation with respect to Parent (including customary consultation, inspection and access rights at mutually agreeable times (but not more frequently than quarterly), and rights to receive written materials prepared for distribution to members of the Board of Directors at the regularly scheduled Board of Directors meetings (“Board Papers”); provided, that Parent reserves the right to exclude such VCOC Investor from access to any Board Papers or meeting or portion thereof if Parent believes that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential proprietary information, to comply with regulatory restrictions, or for other similar reasons), and the right to audited and unaudited financial statements; provided, that Parent shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to future corporate actions; provided, further, that nothing herein shall entitle more than one Affiliate of a Large Investor to the rights under this Section 8 without the consent of Parent. Parent agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by Parent. The right of any Person to receive information or access hereunder shall be subject to such Person agreeing or being required by rules governing their profession to keep such information confidential on the terms set forth herein.

9. Information Rights.

(a) Parent shall permit the Large Investors and their respective directors, officers, employees, advisers, agents or representatives to have access to, or to examine or inspect, the general statement of condition of Parent’s general assets and liabilities and a list of shareholders as provided by Section 607.1601 of the Florida Statutes.

(b) At any time during which Parent is not required to file annual, quarterly and periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, Parent will furnish to each Large Investor, as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of Parent, (i) a consolidated balance sheet of Parent and the Parent Subsidiaries as of the end of such fiscal year and statements of operations, changes in capital and a statement of cash flows for such fiscal year, such year-end financial reports to be prepared in accordance with GAAP consistently applied and audited and certified by independent public accountants of nationally recognized standing selected by Parent, together with a comparison of the figures in such financial statements with the figures for the previous fiscal year and the figures in Parent’s annual operating budget and (ii) any management letters or other similar correspondence from such accountants.

(c) At any time during which Parent is not required to file annual, quarterly and periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, Parent will furnish to each Large Investor, as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of Parent, an unaudited consolidated balance sheet of Parent and the Parent Subsidiaries as of the end of such fiscal quarter and statements of operations, changes in capital and a statement of cash flows for such fiscal quarter, in each case prepared in accordance with GAAP consistently applied.

10. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or USCB:

c/o U.S. Century Bank

2301 N.W. 87th Ave.

Doral, FL 33172

Attention: Luis de la Aguilera, President & Chief Executive Officer

Facsimile: 305-594-3411

e-mail: Laguilera@uscentury.com

with a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP

2550 M Street, NW

Washington, DC 20037

Attention: James J. Barresi

Facsimile: 202-457-6315

email: james.barresi@squirepb.com

If to Priam:

c/o Priam Capital Associates, LLC

445 Park Avenue, Suite 1401

New York, NY 10022

Attn: Howard Feinglass; Andrew Goldman

Facsimile: 212-688-1347

email: Agoldman@priamcapital.com; Hfeinglass@priamcapital.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn: Brian D. Christiansen

Facsimile: 202-661-9154

email: brian.christiansen@skadden.com

If to Patriot:

c/o Patriot Financial Partners II, LP

Four Radnor Corporate Center, Suite 210

100 Matsonford Road

Radnor, PA 19087

Attention: W. Kirk Wycoff

Facsimile: 215-399-4665

email: kwycoff@patriotfp.com

with a copy (which shall not constitute notice) to:

Silver, Freedman, Taff & Tiernan LLP

3299 K Street, N.W. Suite 100

Washington, DC 20007-4444

Attention: Philip R. (Ross) Bevan

Facsimile: 202-337-5502

email: rbeva@sfttlaw.com

11. Counterparts. This Side Letter Agreement may be executed in one or more counterparts (including by facsimile, electronic mail, or other means of electronic signature), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

12. Governing Law and Venue; Waiver of Jury Trial.

(a) This Side Letter Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York. In addition, each of the parties to this Side Letter Agreement (i) consents to submit itself to the exclusive personal jurisdiction of a New York state or federal court sitting in the Borough of Manhattan, State of New York in the event any dispute arises out of this Side Letter Agreement or any of the offering contemplated by this Side Letter Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Side Letter Agreement in any court other than a New York state or federal court sitting in the Borough of Manhattan, State of New York, and (iv) consents to service being made through the mail (not e-mail or facsimile) or courier as set forth in Section 10, such service to be effective ten days after posting if mailed, or upon delivery if by courier.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SIDE LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SIDE LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SIDE LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(B).

(c) In any dispute or action between the parties arising out of this Side Letter Agreement, including any litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), including with respect to any claim for indemnification, the prevailing party shall be entitled to have and recover from the other party all fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

13. Severability. If any term or other provision of this Side Letter Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Side Letter Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Side Letter Agreement are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Side Letter Agreement shall negotiate in good faith to modify this Side Letter Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that such original intent is fulfilled to the fullest extent possible.

14. Effect. No provision of this Side Letter Agreement shall be construed to require the Large Investors, USCB, Parent or any of their respective Affiliates, officers or directors to take any action or omit to take any action which action or omission would violate applicable Law.

15. Assignment. This Side Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Parent shall not assign or delegate, in whole or in part, this Side Letter Agreement or any rights or obligations under this Side Letter Agreement. No Large Investor may assign its rights or delegate its obligations under this Side Letter Agreement without the prior written consent of Parent; provided, that each Large Investor may assign its rights and obligations under this Side Letter Agreement to any Affiliate, but only if the transferee agrees in writing for the benefit of Parent (with a copy thereof to be furnished to Parent) to be bound by the terms of this Side Letter Agreement (any such transferee shall be included in the term “Large Investor”).

16. Independent Nature of Large Investors’ Obligations and Rights. The rights and obligations of each Large Investor under this Side Letter Agreement are several and not joint with the rights and obligations of the other Large Investor, and each Large Investor shall not be responsible in any way for the performance of the obligations of the other Large Investor. Nothing contained herein, and no action taken by either Large Investor pursuant hereto, shall be deemed to constitute the Large Investors as, and each of USCB and Parent acknowledges that the Large Investors do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Large Investors are in any way acting in concert or as a group or entity with respect to such obligations. Each Large Investor represents and warrants, severally and not jointly, to USCB and Parent that such Large Investor has acted independently of, and not in concert with, the other Large Investor in entering into this Side Letter Agreement, and each of USCB and Parent acknowledges that its dealings and negotiations with each Large Investor have been on an investor-by-investor basis. Each Large Investor further acknowledges, severally and not jointly, that no Large Investor has acted or will act or be obligated to act as agent or fiduciary for or representative of the other Large Investor in connection with this Side Letter Agreement. Each Large Investor shall be entitled to independently protect and enforce its own rights, including the rights arising out of this Side Letter Agreement, and it shall not be necessary for the other Large Investor to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to document the rights of the Large Investors hereunder is solely for convenience. It is expressly understood and agreed that each provision contained in this Side Letter Agreement is between USCB and Parent, on the one hand, and each Large Investor, solely, on the other hand, and not between USCB and Parent, on the one hand, and the Large Investors collectively on the other end, and also not between and among the Large Investors.

17. Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Side Letter Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Side Letter Agreement as of the date first above written.

USCB Financial Holdings, Inc.

By:	/s/ Luis de la Aguilera
Name: Luis de la Aguilera
Title: President/CEO

U.S. Century Bank

By:	/s/ Luis de la Aguilera
Name: Luis de la Aguilera
Title: President/CEO

Agreed and acknowledged as of the date first above written:

Priam Capital Fund II, LP

By:	/s/ Howard Feinglass
Name: Howard Feinglass
Title: Member

Patriot Financial Partners II, L.P.

By:	/s/ W. Kirk Wycoff
Name: W. Kirk Wycoff
Title: Managing Partner

Patriot Financial Partners Parallel II, L.P.

By:	/s/ W. Kirk Wycoff
Name: W. Kirk Wycoff
Title: Managing Partner

[Signature Page to Side Letter Agreement]